Exhibit 99.2
SELECTED ADJUSTED PRO FORMA FINANCIAL INFORMATION
Spin-off of Allegion plc
On December 1, 2013, the Company completed the Spin-off of Allegion to our shareholders. Allegion is now an independent public company trading under the symbol “ALLE” on the New York Stock Exchange.
After the Spin-off, we do not beneficially own any Allegion ordinary shares and will no longer consolidate Allegion into our financial results. Beginning in the fourth quarter of 2013, Allegion's historical financial results for periods prior to the Spin-off will be reflected in our consolidated financial statements as a discontinued operation.
Unaudited Selected Adjusted Pro Forma Financial Information
The following selected adjusted pro forma financial information for the nine months ended September 30, 2013 and 2012, was derived from the pro forma financial statements presented in a Current Report on Form 8-K filed on December 5, 2013 (“Pro Forma 8-K”), and further adjusted as described under "Non-GAAP Financial Adjustments" below and the footnotes to the tables. Please refer to the Pro Forma 8-K for a complete discussion of the adjustments and the assumptions we made at the time of its issuance.
Non-GAAP Financial Adjustments
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). The selected adjusted pro forma financial information provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measures and the pro forma financial measures.
The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.
We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of restructuring and financing charges and the corresponding tax impacts in order to present a better understanding of our results on a period to period comparative basis.
The non-GAAP financial measures assist investors with analyzing our business results. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.
As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.
The following selected adjusted pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company, the accompanying notes to those financial statements and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and Allegion plc's registration statement on Form 10 filed with the Securities and Exchange Commission on November 12, 2013. The selected adjusted pro forma financial information has been presented for informational purposes only. The selected adjusted pro forma financial information does not purport to represent what our results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date.

INGERSOLL-RAND PLC
UNAUDITED SELECTED ADJUSTED PRO FORMA FINANCIAL INFORMATION
For the Nine Months Ended September 30, 2013

		For the nine months ended September 30, 2013
In millions, except share and per share amounts		Pro Forma (a)	Non-GAAP Adjustments (b)		As Adjusted
Net revenues		$9,251.6	$—		$9,251.6
Operating income		887.0	38.7	(c)	925.7
Operating margin		9.6%			10.0%
Earnings from continuing operations before income taxes		665.8	85.0	(c)(e)	750.8
Provision for income taxes		(109.3)	(10.8)	(f)	(120.1)
Tax rate		16.4%			16.0%
Earnings from continuing operations attributable to Ingersoll-Rand plc	(a)	$541.4	$74.2	(g)	$615.6
Diluted earnings per common share
Continuing operations		$1.81	$0.24		$2.05
Weighted-average number of common shares outstanding
Diluted		299.8	—		299.8
See Notes to Unaudited Selected Adjusted Pro Forma Financial Information

INGERSOLL-RAND PLC
UNAUDITED SELECTED ADJUSTED PRO FORMA FINANCIAL INFORMATION
For the Nine Months Ended September 30, 2012

		For the nine months ended September 30, 2012
In millions, except share and per share amounts		Pro Forma (a)	Non-GAAP Adjustments (b)		As Adjusted
Net revenues		$9,064.3	$—		$9,064.3
Operating income		824.3	29.4	(c)(d)	853.7
Operating margin		9.1%			9.4%
Earnings from continuing operations before income taxes		657.1	29.4	(c)(d)	686.5
Provision for income taxes		(32.5)	(1.1)	(f)	(33.6)
Tax rate		4.9%			4.9%
Earnings from continuing operations attributable to Ingersoll-Rand plc	(a)	$609.3	$28.3	(g)	$637.6
Diluted earnings per common share
Continuing operations		$1.95	$0.09		$2.04
Weighted-average number of common shares outstanding
Diluted		312.9	—		312.9
See Notes to Unaudited Selected Adjusted Pro Forma Financial Information

Ingersoll-Rand plc
Notes to Unaudited Selected Adjusted Pro Forma Financial Information

(a)
The selected pro forma financial information was derived from the Pro Forma 8-K. However, the Earnings from continuing operations attributable to Ingersoll-Rand plc line item was adjusted for earnings attributable to Allegion noncontrolling interests of $13.9 million and $3.9 million for the nine months ended September 30, 2013 and 2012, respectively.

(b)	Non-GAAP adjustments to reconcile pro forma financial information to non-GAAP financial information:

	In millions	For the nine months ended September 30,
	Detail of Non-GAAP Adjustments:	2013	2012
(c)	Restructuring costs	$38.7	$33.9
(d)	Hussmann purchase price adjustments	—	(4.5)
(e)	Refinancing premium	46.3	—
(f)	Tax impact	(10.8)	(1.1)
(g)	Impact of adjustments on earnings from continuing operations attributable to Ingersoll-Rand plc	$74.2	$28.3
The non-GAAP adjustments above exclude Allegion-related impacts as they will be classified as discontinued operations in future filings.

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